FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Abilene, Kan. (March 13, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK), a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States, today announced further changes to its Board of Directors.

Effective immediately, Dennis A. Mullin and Patrick G. Doherty have resigned from the Board of Directors, and the Board has voted to reduce its size from seven members to five.

With these changes, the Board of Directors now consists of Raymond A.D. French, James G. Hyde, Dennis E. Logue, Lolan Mackey and Royce Winsten. Mr. Winsten serves as Chairman. These are the individuals who are expected to constitute the slate of Directors nominated by the Company for election at the 2008 annual meeting.

Mr. Winsten stated, “The Board offers its sincere thanks to Dennis Mullin and Patrick Doherty for their dedication and their service to the Company. We recognize that both men have other obligations and that the demands of serving on the Duckwall board are considerable. Dennis has made significant contributions to the Company during his many years of service, and Pat has been a very positive influence over the past year.”

Winsten added, “As a Board, we are continuing to work closely with the Duckwall-ALCO management team to take the actions necessary that will maximize the Company’s performance and enhance its value for its shareholders.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With more than 250 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

This communication may be deemed to be proxy solicitation material. In connection with the upcoming annual meeting of stockholders, the Company will file materials with the Securities and Exchange Commission, including a definitive proxy statement on Schedule 14A, which will be mailed to the stockholders of the Company. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED AND TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement and other documents when they are filed by the Company at the Securities and Exchange Commission’s web site at www.sec.gov.

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For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President and

Interim Chief Executive Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com